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                               PURCHASE AGREEMENT

                                     AMONG

                              OSI HOLDINGS CORP.,

                           ACCOUNT PORTFOLIOS, INC.,

                         ACCOUNT PORTFOLIOS G.P., INC.,

                              AP MANAGEMENT, INC.,

                             GSC MANAGEMENT, INC.,

                    PERIMETER CREDIT MANAGEMENT CORPORATION,

                          ACCOUNT PORTFOLIOS TRUST ONE

                                      AND

                          ACCOUNT PORTFOLIOS TRUST TWO


                         Dated as of September 21, 1995
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I    DEFINITIONS.....................................................  2
      Section 1.1.  Definitions..............................................  2

ARTICLE II   SALE OF INTERESTS............................................... 11
      Section 2.1.  Purchase and Sale of Interests........................... 11
      Section 2.2.  Purchase Price........................................... 13
      Section 2.3.  Allocation of Purchase Price............................. 15
      Section 2.4.  Working Capital Adjustment............................... 15
      Section 2.5.  Adjustments to Closing Payments.......................... 20
      Section 2.6.  Operating Expenses....................................... 22
      Section 2.7.  Acknowledgment of Assumption of
                         Liabilities......................................... 22
      Section 2.8.  Cash Distributions....................................... 22

ARTICLE III  CLOSING......................................................... 22
      Section 3.1.  Closing.................................................. 22
      Section 3.2.  Deliveries by the Sellers at the
                         Closing............................................. 23
      Section 3.3.  Deliveries by the Purchaser at
                         Closing............................................. 23
      Section 3.4.  Further Assurances....................................... 23

ARTICLE IV   REPRESENTATIONS OF THE SELLER................................... 24
      Section 4.1.  Existence and Good Standing.............................. 24
      Section 4.2.  Authorization and Validity of this
                         Agreement........................................... 25
      Section 4.3.  Subsidiaries and Investments............................. 26
      Section 4.4.  Financial Statements; No Material
                         Changes............................................. 26
      Section 4.5.  Title to Properties; Encumbrances........................ 27
      Section 4.6.  Real Property............................................ 28
      Section 4.7.  Leases................................................... 28
      Section 4.8.  Intellectual Properties.................................. 29
      Section 4.9.  Material Contracts....................................... 29
      Section 4.10.  Consents and Approvals; No Violations................... 31
      Section 4.11.  Litigation.............................................. 32
      Section 4.12.  Taxes................................................... 33
      Section 4.13.  Liabilities............................................. 35


                                       (i)
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                                                                            Page
                                                                            ----

      Section 4.14.  Insurance............................................... 36
      Section 4.15.  Compliance with Laws.................................... 36
      Section 4.16.  Employment Relations.................................... 37
      Section 4.17.  Employee Benefit Plans.................................. 37
      Section 4.18.  Interests in Customers, Suppliers, etc.................. 44
      Section 4.19.  Bank Accounts and Powers of Attorney.................... 45
      Section 4.20.  Conduct of Business..................................... 45
      Section 4.21.  Operation of Business/Equipment......................... 45
      Section 4.22.  Loans and Accounts Receivable........................... 45
      Section 4.23.  Environmental Matters................................... 46
      Section 4.24.  Acquisition for Investment.............................. 47
      Section 4.25.  Broker's or Finder's Fees............................... 48

ARTICLE V    REPRESENTATIONS OF THE PURCHASER................................ 49
      Section 5.  Representations of the Purchaser........................... 49
      Section 5.1.  Existence and Good Standing of the
                         Purchaser; Power and Authority...................... 49
      Section 5.2.  Consents and Approvals; No Violations.................... 50
      Section 5.3.  Capital Stock............................................ 52
      Section 5.4  Capitalization............................................ 52
      Section 5.5  Absence of Liabilities.................................... 54
      Section 5.6  Conduct of Business....................................... 55
      Section 5.7  Other Agreements.......................................... 55
      Section 5.8.  Broker's or Finder's Fees................................ 55

ARTICLE VI   TRANSACTIONS PRIOR TO THE CLOSING DATE.......................... 55
      Section 6.1.  Conduct of Business of the Seller........................ 55
      Section 6.2.  Exclusive Dealing........................................ 58
      Section 6.3.  Review of the Seller and Confidentiality................. 58
      Section 6.4.  Reasonable Best Efforts.................................. 59

ARTICLE VII  CONDITIONS TO THE PURCHASERS' OBLIGATIONS....................... 60
      Section 7.  Conditions to the Purchasers' Obligations.................. 60
      Section 7.1.  Opinion of the Sellers' Counsel.......................... 60
      Section 7.2.  Truth of Representations and Warranties.................. 60
      Section 7.3.  Performance of Agreements................................ 60
      Section 7.4.  No Material Adverse Change............................... 61
      Section 7.5.  No Litigation Threatened................................. 61
      Section 7.6.  Approvals................................................ 61


                                      (ii)
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      Section 7.7.  Noncompetition Agreements................................ 61
      Section 7.8.  Stockholders Agreement................................... 62
      Section 7.9.  Transfer Documents....................................... 62
      Section 7.10.  FIRPTA.................................................. 62
      Section 7.11.  Pre-Closing Transactions................................ 63
      Section 7.12.  Pledge Agreement........................................ 63

ARTICLE VIII CONDITIONS TO THE SELLERS' OBLIGATIONS.......................... 63
      Section 8.  Conditions to the Sellers'
                      Obligations............................................ 63
      Section 8.1.  Opinion of the Purchaser's Counsel....................... 63
      Section 8.2.  Truth of Representations and
                          Warranties......................................... 63
      Section 8.3.  Performance of Agreements................................ 64
      Section 8.4.  No Litigation Threatened................................. 64
      Section 8.5.  Approvals................................................ 64
      Section 8.6.  Stockholders Agreement................................... 64
      Section 8.7.  Pre-Closing Transactions................................. 65
      Section 8.8.  Delivery of Agreements................................... 65
      Section 8.9.  OSI Holdings Loan........................................ 65

ARTICLE IX   OTHER AGREEMENTS................................................ 65
      Section 9.1.  Transfer Taxes........................................... 65
      Section 9.2.  Use of Name/Change of Name............................... 66
      Section 9.4  Cooperation/Record Keeping................................ 67
      Section 9.5.  Certain Tax Returns...................................... 68

ARTICLE X    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.................... 68
      Section 10.  Survival of Representations............................... 68
      Section 10.1.  Indemnification......................................... 68
      Section 10.2.  Indemnification Procedure............................... 70
      Section 10.3.  Pledge of Shares........................................ 73

ARTICLE XI   EVENTS OF TERMINATION........................................... 73
      Section 11.1.  Events of Termination................................... 73
      Section 11.2.  Effect of Termination................................... 74

ARTICLE XII  MISCELLANEOUS................................................... 75
      Section 12.1.  Expenses................................................ 75
      Section 12.2.  Governing Law........................................... 75
      Section 12.3.  Captions................................................ 76
      Section 12.4.  Publicity............................................... 76
      Section 12.5.  Notices................................................. 76
      Section 12.6.  Parties in Interest..................................... 77
      Section 12.7.  Counterparts............................................ 78


                                      (iii)

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      Section 12.8.  Entire Agreement........................................ 78
      Section 12.9.  Amendments.............................................. 78
      Section 12.10.  Severability........................................... 78
      Section 12.11.  Third Party Beneficiaries.............................. 78
      Section 12.12.  Knowledge of a Party................................... 79
      Section 12.13.  Jurisdiction........................................... 79



                                      (iv)
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Exhibits
--------

Exhibit A-1       Form of Seller Note (APT-1)
Exhibit A-2       Form of Seller Note (APT-2)
Exhibit B         Form of Opinion of Troutman Sanders
Exhibit C         Form of Non-Competition Agreement
Exhibit D         Form of Opinion of White & Case
Exhibit E         Form of OSI Holdings Note
Exhibit F         Form of Pledge Agreement


Schedules
---------

Schedule 2.3      Allocation of Purchase Price
Schedule 2.4      Estimated Closing Net Working Capital
                  Statement
Schedule 4.1      Limited Partners, Existence and Good
                    Standing
Schedule 4.3      Subsidiaries and Investments
Schedule 4.4      Balance Sheet Exceptions to GAAP
Schedule 4.5      Title to Property, Encumbrances
Schedule 4.7      Leases
Schedule 4.8      Intellectual Property
Schedule 4.9      Material Contracts
Schedule 4.10     Sellers' Consents and Approvals
Schedule 4.11     Litigation
Schedule 4.12     Taxes
Schedule 4.14     Insurance
Schedule 4.17     Employee Benefit Plans
Schedule 4.18     Interest in Customers, Suppliers
Schedule 4.19     Bank Accounts, Powers of Attorney
Schedule 4.20     Conduct of Business
Schedule 4.21     Operation of Business
Schedule 4.23     Environmental Matters
Schedule 5.4      OSI Holdings Ownership
Schedule 5.5      Purchasers' Liabilities
Schedule 5.7      Purchasers' Agreements


                                       (v)
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                               PURCHASE AGREEMENT

          PURCHASE AGREEMENT (this "Agreement") dated as of September 21, 1995 among OSI HOLDINGS CORP., a corporation organized under the laws of the State of Delaware ("OSI Holdings"), ACCOUNT PORTFOLIOS, INC., a corporation organized under the laws of the State of Delaware ("Newco-1"), ACCOUNT PORTFOLIOS G.P., INC., a corporation organized under the laws of the State of Delaware ("Newco-2," and together with OSI Holdings and Newco-1, the "Purchasers," and each being a "Purchaser"), AP MANAGEMENT, INC., a corporation organized under the laws of the State of Georgia ("APMI"), GSC MANAGEMENT, INC., a corporation organized under the laws of the State of Georgia ("GSCMI"), PERIMETER CREDIT MANAGEMENT CORPORATION, a corporation organized under the laws of the State of Georgia ("PCMC"), ACCOUNT PORTFOLIOS TRUST ONE, a trust organized under the laws of the State of Georgia ("APT-1") and ACCOUNT PORTFOLIOS TRUST TWO, a trust organized under the laws of the Sate of Georgia ("APT-2", and together with APMI, GSCMI, PCMC and APT-1 the "Sellers," and each a "Seller").


                              W I T N E S S E T H :
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          WHEREAS, the Sellers own all of the Interests (as defined below);

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell the Interests, and the Purchasers desire to purchase the Interests; and

          WHEREAS, it is the intention of the parties hereto that, upon the consummation of the transactions contemplated by this Agreement, the Purchasers shall own all of the Interests and be in a position to operate the Partnerships as a going concern.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

          "Act" shall have the meaning specified in Section 4.24.

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          "Actual Closing Net Working Capital Amount" shall have the meaning specified in Section 2.4.

          "Actual Closing Net Working Capital Statement" shall have the meaning specified in Section 2.4.

          "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, owns, or is owned by, or is under common ownership with, the specified Person. For purposes of this definition, the term "own" (including, with correlative meanings, "owned by" and "under common ownership with") as applied to any corporation, partnership or other entity means the ownership of 50% or more of the voting securities (or their equivalent) of that corporation, partnership or other entity.

          "Agreement" shall mean this Agreement, as amended, modified or supplemented from time to time.

          "APLP" shall have the meaning specified in Section 2.1.

          "APLP Class A LP Interest" shall have the meaning specified in Section 2.1.

          "APLP Class B LP Interest" shall have the meaning specified in Section 2.1.

          "APMI" shall have the meaning specified in the preamble to this Agreement.

          "APT-1" shall have the meaning specified in the preamble to this Agreement.

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          "APT-2" shall have the meaning specified in the preamble to this
Agreement.

          "Arbitrator" shall have the meaning specified in Section 2.4.

          "Balance Sheet" shall have the meaning specified in Section 4.4.

          "Business Day" shall mean any day other than a Saturday, or Sunday or a day on which banks located in New York, New York, or Atlanta, Georgia shall be authorized or required by law to close.

          "Claim" shall have the meaning specified in Section 10.2.

          "Closing" shall have the meaning specified in Section 3.1.

          "Closing Date" shall have the meaning specified in Section 3.1.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "Confidentiality Agreement" shall have the meaning specified in
Section 6.3.

          "Damages" shall have the meaning specified in Section 10.1.

          "Employee Benefit Plans" shall have the meaning specified in Section 4.17.

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          "Encumbrances" shall have the meaning specified in Section 4.5.

          "Environmental Claims" shall mean administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation or proceedings relating in any way to any Environmental Law or any permit issued under any such Law (for purposes of this definition only, referred to as "Claims"), including (i) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(ii) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Laws" means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the Closing Date, relating to the environment or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 6901 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 9601 et seq.; the Federal Water Pollution Control Act, as amended,

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33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601
et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; and their state and local counterparts and equivalents.

          "Environmental Permits" shall mean all permits, approvals, identification numbers, registrations, licenses and other authorizations required under any applicable Environmental Law.

          "ERISA" shall have the meaning specified in Section 4.17.

          "Estimated Closing Net Working Capital Amount" shall have the meaning specified in Section 2.4.

          "Estimated Closing Net Working Capital Statement" shall have the meaning specified in Section 2.4.

          "GAAP" shall have the meaning specified in Section 4.4.

          "GSCLP" shall have the meaning specified in Section 2.1

          "GSCMI" shall have the meaning specified in the preamble to this Agreement.

          "Hazardous Material" means (a) any petroleum or petroleum products, asbestos in a form that is friable and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls of 50 ppm or

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greater and (b) any chemicals, materials or substances defined as or included in the definition of "Hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

          "HSR Act" shall have the meaning specified in Section 4.26.

          "Indemnified Party" shall have the meaning specified in Section
10.2.

          "Indemnifying Party" shall have the meaning specified in Section
10.2.

          "Intellectual Property" shall have the meaning specified in Section
4.8.

          "Interests" shall have the meaning specified in Section 2.1.

          "Loans and Accounts Receivable" shall mean all loans, notes and accounts receivable (and any guarantees thereof) of the Partnerships, including, without limitation, any indebtedness of any obligor owed to any Partnership which indebtedness such Partnership has purchased or received from another Person and has not created from the sale of its own services or goods, and includes the right to payment of any interest, finance, returned check or late charges and other obligations of such obligor with respect thereto. Each loan or receivable includes, without limitation, all obligations of the obligor thereof under any agreement governing or related to such loan or receivable. Each loan or receivable shall include any increase in the outstanding balance thereof, whether due to any increase resulting from the accrual of interest or finance charges or the assessment of late or other similar charges with respect to such loan or receivable or otherwise.

          "Material Adverse Effect" shall have the meaning specified in Section 4.1.

          "Newco-1" shall have the meaning specified in the preamble to this Agreement.

          "Newco-2" shall have the meaning specified in the preamble to this Agreement.

          "1993 and 1994 Balance Sheets" shall have the meaning specified in
Section 4.4.

          "Notice of Objection" shall have the meaning specified in Section
2.4.

          "OSI Holdings" shall have the meaning specified in the preamble to this Agreement.

          "OSI Holdings Common Stock" shall have the meaning specified in
Section 2.2.

          "OSI Holdings Preferred Stock" shall have the meaning specified in
Section 2.2.

          "Partnerships" shall mean, collectively, APLP, GSCLP and PCLP.

          "PCLP" shall have the meaning specified in Section 2.1.

          "PCMC" shall have the meaning specified in the preamble to this Agreement.

          "Permitted Encumbrances" shall have the meaning specified in Section 4.5.

          "Person" shall have the meaning specified in Section 4.9.

          "Pre-Closing Period" shall have the same meaning specified in Section 4.12.

          "Pre-Closing Transactions" shall have the meaning specified in Section 9.3.

          "Purchase Price" shall have the meaning specified in Section 2.2.

          "Purchaser" shall have the meaning specified in the preamble to this Agreement.

          "Returns" shall have the meaning specified in Section 4.12.

          "Seller" shall have the meaning specified in the preamble to this Agreement.

          "Seller Notes" shall have the meaning specified in Section 2.2.

          "Seller Security Documents" shall mean, collectively, the following documents, each dated the date hereof and delivered as security for the obligations of Newco-1 under the Seller Notes: (i) Loan and Security Agreement among Newco-1, APT-1 and APT-2, (ii) Pledge Agreement, among Newco-1, APT-1 and APT-2, (iii) Continuing Guaranty made by Newco-2 in favor of APT-1 and APT-2,
(iv) Security Agreement among Newco-2, APT-1 and APT-2, (v) Continuing Guaranty made by APLP in favor of APT-1 and APT-2, (vi) Security Agreement among APLP, APT-1 and APT-2, (vii) Continuing Guaranty made by PCLP in favor of APT-1 and APT-2, (viii) Security Agreement among PCLP, APT-1 and APT-2, (ix) Continuing Guaranty made by GSCLP in favor of APT-1 and APT-2, (x) Security Agreement among GSCLP, APT-1 and APT-2, (xi) Consent for Direct Payments, among Newco-1, Newco-2, the Partnerships, APT-1 and APT-2 and (xii) Contribution Agreement, among Newco-1, Newco-2 and the Partnerships.

          "Shares" shall mean, collectively, the shares of OSI Holdings Common Stock and OSI Holdings Preferred Stock issued to APT-1 and APT-2 pursuant to
Section 2.2.

          "Tax" shall mean any net income, alternative or add-on minimum tax, advance corporation, gross income, gross receipts, sales, use, transfer (excluding Transfer Taxes), gains, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp, occupation, premium, property, environmental, windfall profit tax, documentary, registration, severance, custom duty, governmental fee or other like assessment or charge of any kind whatsoever imposed pursuant to the laws of any federal, state, local or foreign jurisdiction or by any political subdivision or taxing authority thereof or therein, together with any interest or any penalty with respect thereto, and any liability for such amounts as a result either (i) of being a member of a combined, consolidated, unitary or affiliated group or (ii) of a contractual obligation to indemnify any person or other entity.

          "Transfer Taxes" shall have the meaning specified in Section 9.1.

          "Working Capital Assets" shall have the meaning specified in Section 2.4.

          "Working Capital Liabilities" shall have the meaning specified in
Section 2.4.

                                   ARTICLE II

                                SALE OF INTERESTS

          Section 2.1. Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, the Purchasers agree to purchase from the Sellers, and the Sellers agree to sell, convey, transfer, assign and deliver to the Purchasers, on the Closing Date, against the receipt by the Sellers of the consideration specified in Section 2.2, the Interests, free and clear of any Encumbrances of any kind. The Interests will be sold, conveyed, transferred, assigned and delivered as follows: (i) OSI Holdings agrees to purchase from each of APT-1 and APT-2, and each of APT-1 and APT-2 agrees to sell, convey, transfer, assign and deliver to OSI Holdings, its entire Class A limited partnership interest ("APLP Class A LP Interest") in Account Portfolios, L.P., a Georgia limited partnership ("APLP"), (ii) Newco-1 agrees to purchase from each of APT-1 and APT-2, and each of APT-1 and APT-2 agrees to sell, convey, transfer, assign and deliver to Newco-1, its entire Class B limited partnership interest in APLP, (the "APLP Class B LP Interest"), and
(iii) Newco-2 agrees to purchase from APMI, GSCMI and PCMC, and APMI, GSCMI and PCMC each respectively agrees to sell, convey, transfer, assign and deliver to Newco-2, its general partnership interest in APLP, in the case of APMI, its general partnership interest in Gulf State Credit, L.P., a Georgia limited partnership ("GSCLP"), in the case of GSCMI, and its general partnership interest in Perimeter Credit, L.P., a Georgia limited partnership ("PCLP"), in the case of PCMC (each of the general partnership interests described in this clause (iii), together with the APLP Class A LP Interest and the APLP Class B LP

Interest, being collectively referred to herein as the "Interests").

          Section 2.2. Purchase Price. In full consideration for the sale by the Sellers of the Interests to the Purchasers, on the Closing Date the Purchasers shall deliver to the Sellers the following (the "Purchase Price") (subject to adjustment pursuant to Section 2.5):

          (a) to APT-1 from OSI Holdings, (i) 466,667 shares of common stock, par value $.01 per share, of OSI Holdings (the "OSI Holdings Common Stock"), made out in the name of APT-1, and (ii) 133,334 shares of non-voting, cumulative, redeemable, exchangeable preferred stock of OSI Holdings (the "OSI Holdings Preferred Stock"), made out in the name of APT-1.

          (b) to APT-2 from OSI Holdings, (i) 466,666 shares of OSI Holdings Common Stock, made out in the name of APT-2, and (ii) 133,333 shares of OSI Holdings Preferred Stock, made out in the name of APT-2.

          (c) to APT-1 from Newco-1, (i) a secured promissory note with an aggregate principal amount equal to $17,500,000 due September 21, 1998, issued by Newco-1 in substantially the form attached hereto as Exhibit A-1 and (ii) an amount equal to (A) $14,404,834.10 plus (or minus) (B) one half of the amount by which the Estimated Closing Net Working Capital Amount exceeds (or is less than) $0, by wire transfer of immediately available funds to an account specified by APT-1 at least two Business Days prior to the Closing.

          (d) to APT-2 from Newco-1, (i) a secured promissory note with an aggregate principal amount equal to $17,500,000 due September 21, 1998, issued by Newco-1 in substantially the form attached hereto as Exhibit A-2 (together with the secured promissory note issued by Newco-1 to APT-1 pursuant to Section 2.2(c), the "Seller Notes") and (ii) an amount equal to
     (A) $14,404,834.10 plus (or minus) (B) one half of the amount by which the Estimated Closing Net Working Capital Amount exceeds (or is less than) $0, by wire transfer of immediately available funds to an account specified by APT-2 at least two Business Days prior to the Closing.

          (e) to APMI from Newco-2, an amount equal to $795,136.05, by wire transfer of immediately available funds to an account specified by APMI at least two Business Days prior to the Closing.

          (f) to GSCMI from Newco-2, an amount equal to $106,809.66, by wire transfer of immediately available funds to an account specified by GSCMI at least two Business Days prior to the Closing.

          (g) to PCMC from Newco-2, an amount equal to $288,386.09, by wire transfer of immediately available funds to an account specified by PCMC at least two Business Days prior to the Closing.

          Section 2.3. Allocation of Purchase Price. The Sellers and the Purchasers hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. The Sellers and the Purchasers agree to allocate the Purchase Price in accordance with Schedule 2.3. The parties agree that no amount of the Purchase Price is specifically allocable to interest that has or may have accrued with respect to Loans or Accounts Receivable. Neither the Sellers nor the Purchasers shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this
Section 2.3. The parties intend for the transfer of Interests to OSI Holdings to qualify under Section 351 of the Code and as such intend that the receipt of the Shares by APT-1 and APT-2 receive tax-free exchange treatment in accordance with
Section 351 of the Code.

          Section 2.4. Working Capital Adjustment. (a) Closing Payment Adjustment. Attached hereto as Schedule 2.4 is an estimated net closing working capital statement of the Partnerships (the "Estimated Closing Net Working Capital Statement"). The Estimated Closing Net Working Capital

Statement reflects Working Capital Assets, Working Capital Liabilities and the Estimated Closing Net Working Capital Amount, each as estimated to exist at the Closing. For purposes hereof, "Working Capital Assets" shall mean the sum of (i) cash and cash equivalents of the Partnerships that are not distributed to any Seller prior to Closing, (ii) accounts receivable - miscellaneous, (iii) accounts receivable Account Portfolios, L.P., (iv) interest receivable, (v) deposit - South Trust Bank, (vi) deposit - United Parcel Service, (vii) deposit
- First Southern Investment, (viii) deposit - Salt River Project Utility, (ix) deposit - Hohokam III Developers, (x) prepaid insurance - Acordia of the South (commercial umbrella), (xi) prepaid insurance - Acordia of the South (excess umbrella coverage), (xii) prepaid insurance - Cigna (workers compensations),
(xiii) prepaid insurance - Acordia of the South (fiduciary liability), (xiv) prepaid insurance - Acordia of the South (commercial crime coverage), (xv) prepaid insurance - Acordia of the South (combined inland marine), (xvi) prepaid insurance - Acordia of the South (commercial package), (xvii) prepaid insurance -Acordia of the South (simplified commercial package (Texas)), (xviii) prepaid insurance - Acordia of the South (commercial general liability), and (xix) Texas workers compensation; "Working Capital Liabilities" shall mean the sum of (i) accounts payable - NationsBank Trust Accounts, (ii) accounts payable - HBR Capital, (iii) garnishments payable, (iv) accounts payable - Bally Participations, (v) accounts payable - ITT Participations, (vi) accrued expense
- Danny Darby, (vii) accrued salaries, (viii) accrued vacation expense and (ix) accrued interest to Cargill Financial; and "Estimated Closing Net Working Capital Amount" shall mean the excess (or deficiency) of Working Capital Assets over Working Capital Liabilities estimated as of the Closing.

          (b) Closing Working Capital Statement. (i) As soon as practicable (and in no event later than thirty (30) days after the Closing), the Purchasers shall prepare and deliver to APT-1 and APT-2 a proposed actual closing net working capital statement of the Partnerships' as of the Closing (the "Actual Closing Net Working Capital Statement"). The Actual Closing Net Working Capital Statement will reflect the Working Capital Assets, the Working Capital Liabilities and the Actual Closing Net Working Capital Amount immediately prior to the Closing and will be prepared on a basis consistent with the preparation of the Estimated Closing Net Working Capital Statement. For purposes hereof, "Actual Closing Net Working Capital Amount" shall mean the excess of Working Capital Assets over Working Capital Liabilities as of the Closing.

          (ii) If APT-1 and APT-2 do not object to the determination by the Purchasers of the proposed Actual

Closing Net Working Capital Amount by written notice of objection (the "Notice of Objection") delivered to the Purchasers within thirty (30) days after APT-1's and APT-2's receipt of such statement the proposed Actual Closing Net Working Capital Amount shall be deemed final and binding.

          (iii) If APT-1 and APT-2 deliver a Notice of Objection in respect of the Actual Closing Net Working Capital Amount, then any dispute shall be resolved in accordance with paragraph (c) of this Section 2.4.

          (c) Resolution of Disputes. (i) If APT-1 and APT-2 object to the Actual Closing Net Working Capital Statement as determined by the Purchasers, then APT-1 and APT-2, on the one hand, and the Purchasers, on the other hand, shall promptly endeavor to agree upon the Actual Closing Net Working Capital Amount. In the event that a written agreement as to the Actual Closing Net Working Capital Amount has not been reached within thirty (30) days after the date of receipt by the Purchasers from APT-1 and APT-2 of their Notice of Objection thereto, then the determination of the Actual Closing Net Working Capital Amount shall be submitted to a nationally recognized accounting firm or other arbitrator mutually acceptable to the Purchasers, on the one hand, and APT-1 and APT-2, on the other hand, (the "Arbitrator"); provided that if the Purchasers, on the one hand, and APT-1 and APT-2, on the other hand, cannot agree on the Arbitrator the Purchasers, on the one hand, and APT-1 and APT-2, on the other hand, shall each choose a nationally recognized accounting firm which two firms shall together select a third nationally recognized accounting firm to act as Arbitrator.

          (ii) Within 45 days of the submission of any dispute concerning the determination of the Actual Closing Net Working Capital Amount to the Arbitrator, the Arbitrator shall render a decision in accordance with this paragraph (c) hereof along with a statement of reasons therefor. The decision of the Arbitrator shall be final and binding upon the parties hereto.

          (iii) The fees and expenses of the Arbitrator for any determination under this paragraph (c) shall be shared as follows: the Purchasers shall bear that portion thereof equal to the total amount of such fees and expenses multiplied by a fraction, the denominator of which shall be the difference between the Actual Closing Net Working Capital Amount as proposed in the determination by APT-1 and APT-2 and the Actual Closing Net Working Capital Amount as proposed in the determination by the Purchasers, and the numerator of which shall be the difference between the Actual Closing Net Working Capital Amount as determined by the Arbitrator and the Actual Closing Net Working Capital Amount as proposed by the Purchasers. The Sellers shall bear the remainder of such fees and expenses.

          (iv) Nothing herein shall be construed to authorize or permit the Arbitrator to determine (i) any question or matter whatever under or in connection with this Agreement except the determinations of what adjustments, if any, must be made in one or more of the items reflected in the Actual Closing Net Working Capital Statement delivered by the Purchasers in order for the Actual Closing Net Working Capital Amount to be determined in accordance with the provisions of this Agreement, or (ii) an Actual Closing Net Working Capital Amount that is not equal to one of or between the Actual Closing Net Working Capital Amount as proposed in the determination by the Sellers and the Actual Closing Net Working Capital Amount as proposed in the determination by the Purchasers. Nothing herein shall be construed to require the Arbitrator to follow any rules or procedures of any arbitration association.

          Section 2.5. Adjustments to Closing Payments. (a) Upon the final determination of the Actual Closing Net Working Capital Amount, the parties shall make the following adjustments:

          (i) If the Actual Closing Net Working Capital Amount is greater than the Estimated Closing Net Working

     Capital Amount, then the Purchase Price shall be increased by the amount of such difference.

          (ii) If the Actual Closing Net Working Capital Amount is less than the Estimated Closing Net Working Capital Amount, then the Purchase Price shall be decreased by the amount of such difference.

          (b) Any adjustment to the Purchase Price required under this Section
2.5 shall bear interest from the Closing Date to the date of payment thereof at a per annum rate equal to the "prime lending rate" as published in The Wall Street Journal. Any such adjustment payment required pursuant hereto shall be made by increasing or decreasing the Seller Notes, as appropriate. Such application shall be made on such of the following dates as may be applicable:
(A) if APT-1 and APT-2 shall have not objected to the preparation of the Actual Closing Net Working Capital Statement, the earlier of (1) thirty-five (35) days after delivery to APT-1 and APT-2 of the Actual Closing Net Working Capital Statement or (2) five (5) days after APT-1 and APT-2 has indicated that they have no objections to the preparation of the Actual Closing Net Working Capital Statement, or (B) if APT-1 and APT-2 shall have objected to such preparation, within five (5) days following final agreement or decision with respect to the Actual Closing Net Working Capital Statement as provided above.

          Section 2.6. Operating Expenses. The Purchasers acknowledge that the Partnerships will be responsible for the payment of the expenses of the Partnerships incurred as of and after the Closing and the Purchasers shall cause the Partnerships to reimburse the Sellers for any such expenses so incurred by the Sellers.

          Section 2.7. Acknowledgment of Assumption of Liabilities. The Purchasers hereby acknowledge and agree that they shall take the Interests subject to all liabilities of the Partnerships and the liabilities of the general partners of such Partnerships which result from such Partnership liabilities; provided however, that the foregoing shall in no way limit the indemnification obligations of the Sellers contained in Section 10.1.

          Section 2.8. Cash Distributions. The parties acknowledge and understand that the Partnerships will distribute all cash and cash equivalents held by the Partnerships (other than $518,294.62) to the Sellers immediately prior to the Closing.

                                   ARTICLE III

                                     CLOSING

          Section 3.1. Closing. The closing of the sale referred to in Section
2.1 (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case, New York, New York on September 21, 1995, or at such other time, date and place as the parties hereto shall by written instrument designate. Such time and date are herein referred to as the "Closing Date."

          Section 3.2. Deliveries by the Sellers at the Closing. At the Closing, the Sellers shall deliver to the Purchasers each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by the Sellers as a condition to the Closing pursuant to Article VII of this Agreement, in form and substance reasonably satisfactory to the Purchasers and their counsel.

          Section 3.3. Deliveries by the Purchaser at Closing. At the Closing, the Purchasers shall deliver to the Sellers (a) the cash payments referred to above in Section 2.2, (b) the Shares, (c) the Seller Notes, (d) the Seller Security Documents and (e) each of the documents, instruments or evidences of satisfaction of conditions required to be delivered by the Purchasers as a condition to Closing pursuant to Article VIII of this Agreement in form and substance reasonably satisfactory to the Sellers and their counsel.

          Section 3.4. Further Assurances. On or after the Closing Date, the Sellers shall, at the Purchasers' request, from time to time execute and deliver such further instruments of conveyance, assignment and transfer in addition to those specified in Section 7.9, and each party shall take, or cause to be taken, such other actions as either party may reasonably request for more effective conveyance, assignment and transfer of the Interests to the Purchasers.

                                   ARTICLE IV

                          REPRESENTATIONS OF THE SELLER

          Section 4. Each Seller jointly and severally represents, warrants and agrees, as follows:

          Section 4.1. Existence and Good Standing. Each Seller other than APT-1 and APT-2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of APT-1 and APT-2 is a trust duly created under the laws of the State of Georgia. Each of APLP, GSCLP and PCLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Georgia. The respective general partners of APLP, GSCLP and PCLP are APMI, GSCMI and PCMC. Each such general partner has full power and authority to act as general partner of the applicable Partnership. The limited partners of each Partnership are set forth on Schedule 4.1. Each Partnership has the requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Partnership is duly qualified or licensed to do business and is in good standing in the respective jurisdictions set forth on Schedule 4.1, which are the only jurisdictions in which the character or location of the properties owned, leased or operated by such Partnership or the nature of the business conducted by such Partnership makes such qualification or license necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, financial condition or results of operations of the Partnerships taken as a whole (a "Material Adverse Effect").

          Section 4.2. Authorization and Validity of this Agreement. Each Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Seller and the performance of its obligations hereunder have been duly authorized and approved by such Seller and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement by such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming due execution of this Agreement by the Purchasers, is a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          Section 4.3. Subsidiaries and Investments. Except as set forth on
Schedule 4.3, no Partnership owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

          Section 4.4. Financial Statements; No Material Changes. (a) The Sellers have heretofore furnished the Purchasers with (i) consolidated audited balance sheets of the Partnerships as of December 31, 1993, and December 31, 1994 (the "1993 and 1994 Balance Sheets"), together with related statements of operations and partners' capital and cash flows for the years then ended, all certified by Deloitte & Touche and (ii) an unaudited consolidated balance sheet (the "Balance Sheet") of the Partnerships as at June 30, 1995, together with related statements of operations and partners' capital and cash flows for the six months ended on such date. Except as set forth on Schedule 4.4, the 1993 and 1994 Balance Sheets and the respective related statements of operations and partners' capital and cash flows have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied by the Partnerships throughout the periods indicated and fairly present in all material respects the financial condition of the Partnerships for the periods indicated, and the results of the operations of the Partnerships and cash flows for the periods indicated.

The Balance Sheet and the related statements of operations and partners' capital and cash flows have been prepared in accordance with accounting principles consistently applied by the Partnerships throughout the period indicated and fairly present in all material respects the financial condition of the Partnerships for the period indicated, and the results of the operations of the Partnerships and cash flows for the period indicated.

          (b) Since December 31, 1994, there has been no (i) material adverse change in the business, operations, financial condition or results of operations of the Partnerships or (ii) material damage, destruction or loss to any asset of the Partnerships which materially affects the ability of any Partnership to conduct its business.

          Section 4.5. Title to Properties; Encumbrances. Except as set forth on
Schedule 4.5 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, each Partnership has good title to its material properties and assets (real and personal, tangible and intangible), including, without limitation, the properties and assets reflected in the Balance Sheet, subject to no encumbrance, lien, charge or other restriction of any kind or character ("Encumbrances"), except for (i) Encumbrances reflected in the Balance Sheet, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (iii) Encumbrances arising by operation of law and (iv) Encumbrances described on Schedule 4.5 attached hereto (Encumbrances of the type described in clauses (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "Permitted Encumbrances").

          Section 4.6. Real Property. No Partnership owns any real property.

          Section 4.7. Leases. Schedule 4.7 attached hereto contains a list of all leases or sub-leases to which any Partnership is a party requiring an annual aggregate payment of at least $25,000. Except as otherwise set forth in Schedule
4.7 attached hereto, each lease or sub-lease set forth in Schedule 4.7 is in full force and effect; all rents and additional rents due to date from any Partnership on each such lease or sub-lease have been paid; no Partnership has received notice that it is in material default under any such lease or sub-lease; and, to the knowledge of each Seller and Partnership, there exists no event, occurrence, condition or act (including the consummation of the sale contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by any Seller under such lease or sub-lease.

          Section 4.8. Intellectual Properties. (a) Schedule 4.8 attached hereto contains a list of all licenses, patents, trade names, trademarks and service marks (collectively, the "Intellectual Property") possessed by each Partnership and necessary for the ownership of its assets and the conduct of its business as presently conducted. All such Intellectual Property is in full force and effect and no Partnership has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Intellectual Property.

          (b) None of the Intellectual Property is the subject of any action, suit or proceeding, or written claim that is pending or, to the knowledge of any Seller or Partnership, threatened which: (i) accuses any Partnership of infringing or otherwise violating any Intellectual Property of any third party;
(ii) accuses any Partnership of breaching any contract with respect to any Intellectual Property or (iii) raises any claim that is materially adverse to the interest of any Partnership in such Intellectual Property.

          Section 4.9. Material Contracts. Except as set forth on Schedule 4.5,
Schedule 4.7 and Schedule 4.9 attached hereto, no Partnership has nor is bound by (a) any agreement, contract or commitment that involves the performance of services or the delivery of goods and/or materials by such

Partnership of an amount or value in excess of $25,000, (b) any agreement, contract or commitment not in the ordinary course of business, (c) any agreement, contract or other instrument related to Loans and Accounts Receivable, (d) any agreement, contract or commitment relating to capital expenditures in excess of $10,000, (e) any agreement, indenture or instrument relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding payables in the ordinary course of business), (f) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person"), any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, (g) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business), (h) any management service, consulting or any other similar type contract, (i) any agreement, contract or commitment limiting the ability of any Partnership to engage in any line of business or to compete with any Person, (j) any warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Partnership other than in the ordinary course of business, or (k) any amendment, modification or supplement in respect of any of the foregoing. Except as otherwise set forth on Schedule 4.9, each contract or agreement set forth on Schedule 4.9 is in full force and effect and there exists no material default or event of default or, to the knowledge of any Seller or any Partnership, event, occurrence, condition or act (including the consummation of the sale contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

          Section 4.10. Consents and Approvals; No Violations. Except as set forth in Schedule 4.10 attached hereto, the execution and delivery of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the organizational documents of any Seller or any Partnership, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which any Seller or any Partnership is bound or by which any of their assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person; provided that no representation is being made with respect to filings under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976;

(d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the assets of any Seller or any Partnership under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement (including the provisions of any right of first refusal contained in any agreement relating to any Loans and Accounts Receivable acquired by any Partnership), lease, franchise agreement or any other instrument or obligation to which any Seller or any Partnership is a party, or by which it or any of their assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals, the absence of which, and violations, breaches, defaults, conflicts and Encumbrances of which, in the aggregate, would not have a Material Adverse Effect.

          Section 4.11. Litigation. Except as set forth on Schedule 4.11 attached hereto and except for usual and customary litigation brought by the Partnerships against account debtors related to the Partnerships' collection of Loans and Accounts Receivable and counterclaims by account debtors related thereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the knowledge of any Seller or any Partnership any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of any Seller or any Partnership, threatened, against or affecting any Seller or any Partnership or any of their assets or rights which could materially and adversely affect the right or ability of any Partnership to carry on its business as now conducted, or which could have a Material Adverse Effect; and no Seller or Partnership knows of a valid basis for any such action, proceeding or investigation. No Seller or Partnership is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a Material Adverse Effect.

          Section 4.12. Taxes. (i) All material returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods") which are required to be filed by or with respect to any Partnership or any Seller (with respect to its Interest) or the assets of any Partnership (collectively, the "Returns") have been or will be filed when due in a timely fashion (including extensions) and such Returns as filed are or will be accurate in all material respects.

          (ii) All material Taxes owed by or with respect to each Partnership, each Seller (with respect to its Interests) and with respect to the assets of each Partnership (whether or not shown on any Return) for all Pre-Closing Periods have been or will be fully paid in a timely fashion (including extensions).

          (iii) Except as provided in Schedule 4.12 attached hereto, there is no action now pending or, to the knowledge of any Seller or Partnership, threatened by any governmental authority regarding any Taxes relating to any Partnership, any Seller (with respect to its Interests) or the assets of any Partnership for any Pre-Closing Period.

          (iv) No claim has ever been made by any taxing authority in a jurisdiction where any Seller or Partnership does not file Returns that any Partnership or any Seller (with respect to its Interest) is or may be subject to taxation by that jurisdiction.

          (v) Except as provided in Schedule 4.12, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to any Partnership or any Seller (with respect to its Interest) or the assets of any Partnership for any Pre-Closing Period and no Seller or Partnership has been requested to enter into any such agreement or waiver.

          (vi) Except as provided in Schedule 4.12, no Partnership or Seller (with respect to its Interest) has been included in any "consolidated", "combined" or "unitary" Return provided for under the laws of the United States, any state, locality or foreign country with respect to Taxes for any taxable period for which the statute of limitations has not expired.

          (vii) All Taxes relating to any Partnership or Seller (with respect to its Interest) or the assets of any Partnership which any Partnership or Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (viii) No Seller or Partnership is now or has ever been a party to any Tax allocation, indemnification, sharing or similar agreement that could result in any Liability to the Purchasers.

          Section 4.13. Liabilities. No Partnership has any outstanding claims, liabilities or indebtedness, contingent or otherwise, except (i) as set forth in the Balance Sheet or referred to in the footnotes thereto, (ii) for contractual obligations not required under GAAP to be set forth on the 1994 Balance Sheet or referred to in the footnotes thereto incurred in the ordinary business which, in the aggregate, are not material, (iii) other liabilities incurred subsequent to December 31, 1994 in the ordinary course of business and (iv) for the matters set forth in Section 4.11.

          Section 4.14. Insurance. Schedule 4.14 contains an accurate and complete summary description of all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by each Partnership. No Partnership has received (i) any notice of cancellation of any policy described in such Schedule or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. Since the most distant renewal date of any policy, there has not been any material adverse change in any Partnership's relationship with its insurers or in the premiums payable pursuant to such policies.

          Section 4.15. Compliance with Laws. Each Partnership is in compliance with all applicable laws, regulations, orders, judgments and decrees (including, without limitation, the Fair Debt Collection Practices Act and any state or local counterpart or equivalent), except where the failure to so comply would not have a Material Adverse Effect.

          Section 4.16. Employment Relations. (a) Each Partnership is in substantial compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice;

          (b) no unfair labor practice complaint against any Partnership is pending before the National Labor Relations Board;

          (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving any Partnership; and

          (d) No Partnership is a party to a collective bargaining agreement and no collective bargaining agreement is currently being negotiated by any Partnership.

          Section 4.17. Employee Benefit Plans. (i) List of Plans. Set forth in
Schedule 4.17 attached hereto is an accurate and complete list of all (A) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), (B) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension or retirement, deferred compensation, medi-cal, life, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemploy-ment benefit plans, programs, arrangements, commitments or practices (whether or not insured), and (C) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements or practices (referred to in (A), (B) or (C) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by any Partnership (including, for this purpose and for the purpose of all of the representations in this Section 4.17, any predecessors to any Partnership and all employers (whether or not incorporated) that are by reason of common control treated together with any Partnership as a single employer (1) within the meaning of Section 414 of the Code or (2) as a result of any Partnership being or having been a general partner of any such employer) since September 2, 1974 ("Employee Benefit Plans").

          (ii) Status of Plans. Each Employee Benefit Plan has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Except as disclosed in Schedule 4.17, no Partnership has any commitment to create, modify or terminate any Employee Benefit Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan in accordance with applicable law. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

          (iii) No Single Employer/Multiemployer Plans. Neither any Partnership nor any entity required to be aggregated with any Partnership (A) pursuant to
Section 414 of the Code or (B) as a result of any Partnership being or having been a general partner of any such entity has maintained or contributed to (or has had an obligation to contribute to) any "single employer plan" (as defined in Section 4001(a)(15) of ERISA) or any "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA).

          (iv) Liabilities. No Partnership maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of

ERISA and Section 4980B(f) of the Code and no Partnership is subject to any liability, including, without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. No Partnership maintains any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life insurance benefits and having unfunded liabilities. No Partnership maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed. No Partnership has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. There are no actions, suits or claims pending, or, to the knowledge of any Seller or Partnership, threatened, anticipated or expected to be asserted against any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to the knowledge of any Seller or any Partnership, threatened, anticipated, or expected to be asserted against any Partnership or any fiduciary of any Employee Benefit Plan, or in any case with respect to any Employee Benefit Plan. Except as set forth in Schedule 4.17, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

          (v) Contributions. Full payment has been made of all amounts which each Partnership is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which any Partnership is a party, to have paid as contributions thereto, or premiums with respect thereto, as of the date hereof. All such contributions and premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Sellers and the Partnerships, no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. Each Partnership has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased, except as provided for under such Employee Benefit

Plans, subsequent to the date as of which documents have been provided.

          (vi) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the Internal Revenue Service. Since the date of each most recent determination referred to in this paragraph (vi), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

          (vii) Transactions. Neither the Partnerships nor any of their respective partners, directors, officers, employees or, to the knowledge of any Seller or any Partnership, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

          (viii) Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not, by themselves, constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of any Partnership. No Employee Benefit Plan provides for the payment of severance benefits upon the termination of an employee's employment.

          (ix) Documents. The Sellers have delivered or caused to be delivered to the Purchasers or their counsel copies of all material documents in connection with each Employee Benefit Plan, including (where applicable): (A) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (B) all current summary plan descriptions, summaries of material modifications, and material communications;
(C) all current trust agreements,
declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (D) the most recent Internal Revenue Service determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code; (E) Form 5500 for each of the last three years for each Employee Benefit Plan required to file such Form; (F) the most recently prepared financial statements; and (G) all contracts relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

          Section 4.18. Interests in Customers, Suppliers, etc. Except as set forth on Schedule 4.18 attached hereto, no officer or director of any Seller or Partnership possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer or competitor of such Partnership. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.18.

          Section 4.19. Bank Accounts and Powers of Attorney. Set forth on
Schedule 4.19 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which any Partnership has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from any Partnership and a summary statement of the terms thereof.

          Section 4.20. Conduct of Business. Except as disclosed on Schedule
4.20 attached hereto and except as expressly contemplated by this Agreement, since July 31, 1995 no Partnership has taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the Sellers' agreements set forth in clauses
(a)-(k) of Section 6.1.

          Section 4.21. Operation of Business/Equipment. Except as set forth on
Schedule 4.21, no part of any Partnership's business is operated or conducted by or through any Person other than the Partnerships.

          Section 4.22. Loans and Accounts Receivable. Except as set forth on
Item 2 and Item 4 of Schedule 4.5, each Partnership is the legal and beneficial owner of the Loans and Accounts Receivable reflected on the Balance Sheet or acquired since the Balance Sheet Date, and the Part-nerships have good title to, such Loan and Accounts Receivable and the collections with respect thereto, free and clear of any liens and no effective financing statement or other instrument similar in effect covering all or any part of such Loan or Receivable or collections with respect thereto will at such time be on file in any filing or recording office.

          Section 4.23. Environmental Matters. Except as set forth in Schedule 4.23, to the knowledge of any Seller or Partnership:

          (i) no Hazardous Material has been used, generated, treated, stored or disposed of by any Partnership, or with respect to each Partnership's operations, no Hazardous Material has been released, discharged or spilled at any properties owned, leased or operated by any Partnership or is present in the fixtures, structures, soil, groundwater or surface water or on, under, about or emanating from such properties;

          (ii) none of the properties owned, leased or operated by any Partnership contains or has contained any underground or above-ground tanks for the storage of Hazardous Material;

          (iii) each Partnership has disposed of all wastes, including those containing any Hazardous Material, in compliance in all material respects with all applicable

     Environmental Laws and Environmental Permits so as not to give rise to any Environmental Claim against any Partnership;

          (iv) there are no facts, circumstances or conditions with respect to any properties owned, leased or operated by any Partnership or any operations thereon, or any properties in the vicinity of such properties, which (A) could subject any of such properties to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or Environmental Permit or (B) form the basis of an Environmental Claim against any Partnership;

          (v) each Partnership and each property owned, leased or operated by such Partnership, and all operations thereon, are in compliance, in all material respects, with all Environmental Laws; and

          (vi) each Partnership has provided the Purchasers or caused the Purchasers to be provided with accurate and complete copies of any material written information in the possession of such Partnership which pertains to the environmental history of all the properties owned, leased or operated by such Partnership.

          Section 4.24. Acquisition for Investment. Each of APT-1 and APT-2 will acquire the Shares for investment and not with a view toward any resale or distribution thereof.

The Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any states and are being offered and sold in reliance on exemptions from the registration requirements of the Act and such laws. The Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Stockholders Agreement referred to in Sections 7.8 and 8.6 and under the Act and such laws pursuant to registration or exemption therefrom. Each of APT-1 and APT-2 understands that the Shares are not freely transferable, and that there is no market to which APT-1 and APT-2 could sell the Shares. Each of APT-1 and APT-2 hereby warrants, represents and acknowledges that it is an "accredited investor" for purposes of Regulation D and Rule 230.501(a) promulgated under the Act.

          Section 4.25. Broker's or Finder's Fees. Except for Goldman, Sachs & Co., whose fees and expenses will be, except as provided in Section 12.1, paid by the Sellers, no agent, broker, person or firm acting on behalf of the Sellers or the Partnerships is, or will be, entitled to any commission or broker's or finder's fees from any Seller or Partnership, or from any Person controlling, controlled by or under common control with any Seller or Partnership in connection with any of the transactions contemplated by this Agreement.

          Section 4.26. APLP Ownership. Account Portfolios, L.P. is the ultimate parent entity of the acquired person (as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations promulgated thereunder). Account Portfolios, L.P.'s annual net sales and total assets (each as defined in the HSR Act and the regulations promulgated thereunder) are less than $100,000,000.

                                    ARTICLE V

                        REPRESENTATIONS OF THE PURCHASER

          Section 5. Representations of the Purchaser. Each Purchaser jointly and severally represents, warrants and agrees as follows:

          Section 5.1. Existence and Good Standing of the Purchaser; Power and Authority. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement, the Seller Notes and the Seller Security Documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Seller Notes and the Seller Security Documents by each

Purchaser party to such Seller Note or Seller Security Document and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each Purchaser and no other corporate action on the part of any Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby and thereby. This Agreement, the Seller Notes and Seller Security Documents have been duly executed and delivered by each Purchaser party to such Seller Note or Seller Security Document and, assuming due execution of this Agreement, the Seller Notes and the Seller Security Documents by each party to any such Seller Note or Seller Security Document (other than the Purchasers), this Agreement, such Seller Notes and the Seller Security Documents are valid and binding obligations of each Purchaser a party thereto enforceable against such Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          Section 5.2. Consents and Approvals; No Violations. The execution and delivery of this Agreement, the Seller Notes and the Seller Security Documents by each

Purchaser party to such Seller Note or Seller Security Document and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) (a) will not violate or contravene any provision of the Certificate of Incorporation or By-laws of any Purchaser, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which any Purchaser is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to (including any filings under the HSR Act), any governmental or regulatory body, agency or authority or any other Person; provided that such representation with respect to filings required to be made under the HSR Act is made in reliance upon the Sellers' representation in Section 4.26; and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the interests of any Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which any Purchaser is a party, or by which any of them or any of their properties or assets may be bound, excluding from the foregoing clauses (b), (c) and (d) filings, notices, permits, consents and approvals, the absence of which, and violations, breaches, defaults, conflicts and Encumbrances, which would not prevent such Purchaser from performing its obligations under this Agreement, any Seller Note or any Seller Security Document or the consummation of the transactions contemplated hereby and thereby.

          Section 5.3. Capital Stock. The Shares to be received by APT-1 and APT-2 in accordance with the terms of this Agreement will be duly authorized, validly issued and fully paid and nonassessable.

          Section 5.4 Capitalization. (a) Capitalization of OSI Holdings. The authorized capital stock of OSI Holdings consists of (i) 5,600,000 shares of OSI Holdings Common Stock, of which 2,812,000 shares will be duly authorized and validly issued and outstanding, fully paid and nonassessable after giving effect to the transactions contemplated by this Agreement, and (ii) 1,000,000 shares of OSI Holdings Preferred Stock, of which 800,000 shares will be duly authorized validly issued and outstanding, fully paid and nonassessable after giving effect to the transactions contemplated by this Agreement. The record ownership of the outstanding shares of OSI Holdings Common Stock and Preferred

Stock (after giving effect to the transactions contemplated by this Agreement) is reflected on Schedule 5.4 attached hereto. Except as set forth on Schedule
5.4 attached hereto, no shares of capital stock of OSI Holdings have been reserved for any purpose. Except for the OSI Holdings Preferred Stock and for rights contained in the Stockholders Agreement referred to in Sections 7.8 and 8.6, there are no outstanding securities convertible into or exchangeable for the capital stock of OSI Holdings and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of OSI Holdings. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any of the securities of OSI Holdings, except for the Stockholders Agreement referred to in Sections 7.8 and 8.6 or as otherwise contemplated hereunder. After giving effect to the issuance of the Shares, APT-1 and APT-2 will collectively be the registered holders of 33.19% of outstanding OSI Holdings Common Stock and 33 1/3% of outstanding OSI Holdings Preferred Stock.

          (b) Capitalization of Newco-1. The authorized capital stock of Newco-1 consists of 100 shares of common stock, $.01 par value per share, of which 100 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable, all of which are owned of record and beneficially by OSI Holdings. No shares of capital stock of Newco-1 have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for the capital stock of Newco-1 and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Newco-1. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any of the securities of Newco-1.

          (c) Capitalization of Newco-2. The authorized capital stock of Newco-2 consists of 100 shares of common stock, $.01 par value per share, of which 100 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable, all of which are owned of record and beneficially by Newco-1. No shares of capital stock of Newco-2 have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for the capital stock of Newco-2 and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Newco-2. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any of the securities of Newco-2.

          Section 5.5 Absence of Liabilities. Except as reflected on Schedule
5.5 or as contemplated by this Agreement, the Seller Notes and the Seller Security Documents, there exists no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of OSI Holdings or the Purchasers.

          Section 5.6 Conduct of Business. No Purchaser has conducted any business other than that directly related to the transactions contemplated hereby and by the agreements set forth in Schedule 5.7.

          Section 5.7 Other Agreements. Schedule 5.7 sets forth all agreements (other than the Seller Notes and the Seller Security Documents) to which any Purchaser is a party and by which any Purchaser is bound at the date hereof.

          Section 5.8. Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchasers is, or will be, entitled to any commission or broker's or finder's fees from the Sellers in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                     TRANSACTIONS PRIOR TO THE CLOSING DATE

          Section 6.1. Conduct of Business of the Seller. During the period from the date of this Agreement to the Closing Date, the Partnerships shall conduct their operations in the ordinary course of business; use their reasonable best efforts to: preserve intact their current business organiza-tion, keep available the services of their current officers, employees and agents, and maintain their relations and good-will with suppliers, customers, landlords, creditors, licensors, developers, employees, agents and others having business relationships with them; confer with the Purchasers concerning operational matters of a material nature; and report periodically to the Purchasers concerning the status of the business, operations and finances of the Partnerships. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by the Purchasers or as is otherwise permitted or required by this Agreement, each of the Sellers shall cause each Partnership to (a) refrain from paying any individual bonus greater than $5,000 or increasing any salary or other compensation to any director, officer, employee or stockholder by greater than $5,000 or hiring any employee with an annual salary of greater than $50,000 or entering into any employment, severance, or similar agreement with any director, officer, employee or stockholder except for actions referred to in this clause (a) made in the ordinary course of business consistent with such Partnership's past practice,
(b) refrain from the adopting or increasing of any profit sharing, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of such Seller, (c) refrain from entering into any material contract or commitment (other than the contracts and commitments listed in Schedules 4.3, 4.5, 4.7 or 4.9) except material contracts and commitments in the ordinary course of business, (d) refrain from incurring any indebtedness for borrowed money, (e) other than in connection with portfolios of Loans and Accounts Receivable purchased from third parties in the ordinary course of business consistent with past practice, refrain from cancelling or waiving any claim or right of substantial value which individually or in the aggregate is material to such Partnership, (f) refrain from redeeming, purchasing or otherwise acquiring any equity interest of such Partnership (except for GSCLP),
(g) refrain from making any material change in accounting methods or practices, except as required by law or generally accepted accounting principles, (h) except for the liquidation of investment securities for cash, refrain from selling, leasing or otherwise disposing of any material asset or property of such Partnership, (i) make any capital expenditure which individually exceeds $10,000 or make any capital expenditure commitment which individually or in the aggregate exceeds $10,000, (j) refrain from writing off as uncollectible any Loans or Accounts Receivable, except write-offs in the ordinary course of business consistent with past practice and (k) refrain from agreeing in writing whether or not to do any of the foregoing.

          Section 6.2. Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, neither any Seller, nor any representative thereof, shall take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchasers and their representatives, concerning any purchase of the Interests, any assets of any Partnership or any merger or similar transaction involving any Partnership.

          Section 6.3. Review of the Seller and Confidentiality. The Purchasers may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of each Seller and its financial and legal condition to the extent it reasonably deems necessary or advisable to familiarize itself with such properties and other matters; such review shall not, however, affect the representations and warranties made by each Seller in this Agreement or the remedies of the Purchasers for breaches of those representations and warranties. Each Seller shall permit the Purchasers and their representatives to have reasonable access to the premises and to the books and records of such Seller during normal working hours and to furnish the Purchasers with such financial and operating data and other information with respect to the business and properties of such Seller as the Purchasers shall from time to time reason-ably request. The Purchasers shall cooperate fully with each Seller to implement procedures designed to minimize disruption to such Seller's business while ensuring access to all relevant information. The parties hereto acknowledge that McCown De Leeuw & Co. and Affiliates or representatives of the Sellers have entered into a Confidentiality Agreement dated June 22, 1995 (the "Confidentiality Agreement") and the Purchasers confirm that they will comply with their obligations thereunder as if they were parties thereto and that information obtained during any such review will be subject to the terms of the Confidentiality Agreement.

          Section 6.4. Reasonable Best Efforts. The Sellers and the Purchasers shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with any of the Partnerships as are necessary for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.

                                   ARTICLE VII

                    CONDITIONS TO THE PURCHASERS' OBLIGATIONS

          Section 7. Conditions to the Purchasers' Obligations. The obligations of the Purchasers to effect the transactions contemplated by this Agreement are conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

          Section 7.1. Opinion of the Sellers' Counsel. The Purchasers shall have received an opinion, dated the Closing Date, of Troutman Sanders LLP, to the effect set forth in Exhibit B attached hereto.

          Section 7.2. Truth of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          Section 7.3. Performance of Agreements. The agreements of the Sellers to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed.

          Section 7.4. No Material Adverse Change. Prior to the Closing there shall have been no material adverse change in the business, operations, financial condition or results of operations of the Partnerships.

          Section 7.5. No Litigation Threatened. No action or proceedings shall have been instituted or, to the knowledge of any Seller or any Partnership, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

          Section 7.6. Approvals. All governmental and other consents and approvals, if any, disclosed on any Schedule attached hereto or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 7.7. Noncompetition Agreements. The Purchasers and each of Frank J. Hanna III and David G. Hanna shall have entered into a noncompetition and noninterference agreement in substantially the form of Exhibit C attached hereto.

          Section 7.8. Stockholders Agreement. OSI Holdings, David B. Kreiss, Gregory M. Shelton, APT-1, APT-2 and Affiliates of McCown De Leeuw & Co. shall have entered into a stockholders agreement in the form of Exhibit D attached hereto.

          Section 7.9. Transfer Documents. Each Seller shall have executed and delivered to the Purchasers such deeds, transfers in registrable form, endorsements, assurances, conveyances, releases, discharges, assignments, certificates, or other instruments of transfer and conveyance, duly executed by such Seller, as the Purchasers shall reasonably deem necessary to vest in the Purchasers good and marketable title to the Interests free and clear of any Encumbrance of any kind, and such other documents as the Purchasers may reasonably request to demonstrate satisfaction of the conditions and compliance with this Agreement by each Seller.

          Section 7.10. FIRPTA. Each Seller shall have furnished to the Purchasers, on or prior to the Closing Date, a non-foreign person affidavit required by Section 1445 of the Code.

          Section 7.11. Pre-Closing Transactions. The Pre-Closing Transactions shall have been completed as described in Section 9.3.

          Section 7.12. Pledge Agreement. Each of APT-1 and APT-2 shall have executed and delivered to the Purchasers the Pledge Agreement referred to in
Section 10.3.

                                  ARTICLE VIII

                     CONDITIONS TO THE SELLERS' OBLIGATIONS

          Section 8. Conditions to the Sellers' Obligations. The obligations of the Sellers to effect the transactions contemplated by this Agreement are conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

          Section 8.1. Opinion of the Purchaser's Counsel. The Sellers shall have received an opinion, dated the Closing Date, of White & Case, to the effect set forth in Exhibit D attached hereto.

          Section 8.2. Truth of Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          Section 8.3. Performance of Agreements. The agreements of the Purchasers to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed.

          Section 8.4. No Litigation Threatened. No actions or proceedings shall have been instituted or, to the knowledge of the Purchasers, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

          Section 8.5. Approvals. All governmental and other consents and approvals, if any, disclosed on any Schedule attached hereto or otherwise necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 8.6. Stockholders Agreement. OSI Holdings, David B. Kreiss, Gregory M. Shelton, APT-1, APT-2 and Affiliates of McCown De Leeuw & Co. shall have entered into a stockholders agreement in substantially the form of Exhibit D attached hereto.

          Section 8.7. Pre-Closing Transactions. The Pre-Closing Transactions shall have been completed as described in Section 9.3.

          Section 8.8. Delivery of Agreements. The Purchasers shall have delivered the Seller Notes and the Seller Security Documents to the Sellers executed by each Purchaser party to any such Seller Note or Seller Security Document. Each Purchaser shall have executed and delivered to the Sellers such financing statements, pledges, hypothecations, notices and assignments, in each case in form and substance reasonably satisfactory to Sellers, as the Sellers shall reasonably deem necessary or desirable to create, preserve, perfect, confirm or validate the security interests, liens and pledges evidenced by the Seller Security Documents.

          Section 8.9. OSI Holdings Loan. Affiliates of

McCown De Leeuw & Co. shall have loaned $1,450,000 to OSI Holdings and OSI Holdings shall have issued a promissory note in the Form of Exhibit E attached hereto to such Affiliates.

                                   ARTICLE IX

                                OTHER AGREEMENTS

          Section 9.1. Transfer Taxes. All stamp, transfer, documentary, sales, use, value added, registration and other similar taxes and fees imposed by the United States or by any political subdivision or taxing authority thereof or therein (including any penalties and interest) incurred in connection with the sale of the Interests pursuant to this Agreement (collectively, the "Transfer Taxes") shall be borne by the Purchasers. Each party will, to the extent required by law, file on a timely basis all necessary Returns and other documentation with respect to any Transfer Taxes.

          Section 9.2. Use of Name/Change of Name. Each Seller agrees that it will not, nor will it permit any of its Affiliates to, directly or indirectly, initiate or support the initiation of any legal proceeding, or take any other action, the intent or effect of which is to interfere with the Purchasers' use of the phrases "Account Portfolios," "Gulf State," "Perimeter" or any derivatives thereof, at any time after the date of this Agreement. No later than thirty (30) days after the Closing Date, each Seller shall (if applicable), and shall cause each of its Affiliates to (if applicable), change its name to a name not containing the phrases "Account Portfolios," "Gulf State," "Perimeter" or any derivative thereof.

          Section 9.3 Pre-Closing Transactions. Prior to the Closing Date, the Sellers agree to (i) cause APLP to transfer all of the issued and outstanding capital stock of PCMC to APMI, APT-1 and APT-2, (ii) amend the partnership agreement of APLP to provide for the APLP Class A LP Interest (which will represent a 18.75% interest in APLP) and the APLP Class B LP Interest (which will represent a 80.25% interest in APLP), to provide that the APLP Class A LP Interest is freely transferrable and to prohibit transfers of the APLP Class B LP Interest (excepting from such prohibition the transfer to Newco-1 contemplated by Article II hereof) and (iii) exchange each of APT-1 and APT-2's APLP limited partnership interest for respective one half interests in the APLP Class A and APLP Class B LP Interests. The actions described in clauses (i),
(ii) and (iii) of this Section 9.3 are collectively referred to as the "Pre-Closing Transactions."

          Section 9.4 Cooperation/Record Keeping. The Sellers may retain books and records of the Partnerships relating to Taxes or Returns with respect to any Pre-Closing Period. After the Closing Date, the Sellers and the

Purchasers shall furnish or cause to be furnished to the other party or parties upon request such information relating to Taxes or Returns of the Partnerships with respect to any Pre-Closing Period (including books and records). With respect to the foregoing, the Sellers will not allow the destruction or disposition of any books, records or files relating to the business, properties, assets of the Partnerships to the extent they pertain to the operations of the Partnerships with respect to any Pre-Closing Period, without first having delivered such books, records and files to the Purchasers.

          Section 9.5. Certain Tax Returns. Purchasers acknowledge that Sellers will file Returns with respect to the Partnerships' Pre-Closing Periods on a "Closing of the Books" method.

                                    ARTICLE X

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          Section 10. Survival of Representations. The representations and warranties of the Sellers and the Purchasers contained in this Agreement shall survive for a period of two years following the consummation of the sale contemplated hereby; provided that the representations and warranties set forth in Section 4.12 shall survive the con-summation of the sale for the relevant statute of limitations period.

          Section 10.1. Indemnification. (a) The Sellers hereby agree to jointly and severally indemnify and hold the Purchasers and their officers, directors, Affiliates and agents, and any successors thereto, harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Damages") incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by any Seller pursuant to this Agreement (without regard to any materiality exception contained therein) to be true and correct as of the Closing Date, or (ii) the breach of any covenant or agreement made or to be performed by any Seller pursuant to this Agreement prior to the Closing Date; provided, however, that no Seller shall be liable under clause (i) of this Section 10.1(a) unless the aggregate amount of Damages with respect to matters referred to in such clause exceeds $500,000 and then only to the extent of such excess; provided, further, that solely for purposes of calculating such $500,000, the amount of the fees and expenses of Purchasers' counsel incurred in connection with the preparation, prosecution and enforcement of such indemnification claim shall not constitute Damages;

          (b) The Purchasers hereby agree to jointly and severally indemnify and hold harmless the Sellers and their officers, directors, trustees, Affiliates and agents, and any successors thereto, from any and all Damages incurred or suffered as a result of or arising out of the (i) failure of any representation or warranty made by the Purchasers pursuant to this Agreement (without regard to any materiality exception contained therein) to be true and correct as of the Closing Date or, or (ii) the breach of any covenant or agreement made or to be performed by the Purchasers pursuant to this Agreement; provided, however, that the Purchaser shall not be liable under clause (i) of this Section 10.1(b) unless the aggregate amount of Damages with respect to matters referred to in such clause exceeds $500,000 and then only to the extent of such excess; provided, further, that solely for purposes of calculating such $500,000, the amount of the fees and expenses of Sellers' counsel incurred in connection with the preparation, prosecution and enforcement of such indemnification claim shall not constitute Damages.

          (c) The foregoing indemnification provision shall be the exclusive remedy for any breach of the covenants, obligations, representations or warranties set forth in this Agreement and recourse by the Purchasers for any indemnification claim made as a result of any breach of any of the Seller's covenants, obligations, representations or warranties set forth in this Agreement shall be limited to the Shares pledged by the Sellers pursuant to Section 10.3 of this Agreement.

          Section 10.2. Indemnification Procedure. (a) Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter pursuant to this Article X (the "Claim") shall promptly notify the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

          (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure to give notice. In the event that any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party would be required to indemnify the Indemnified Party in full against any such Claim and is assuming the defense thereof:

          (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

          (ii) the Indemnified Party may retain separate cocounsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

          (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the

     Indemnifying Party (not to be withheld unreasonably); and

          (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).

          (c) If no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

          (d) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party.

          Section 10.3. Pledge of Shares. To secure the indemnification obligations of the Sellers hereunder, each of APT-1 and APT-2 hereby grants to OSI Holdings a security interest in all of APT-1 and APT-2's right, title and interest in and to all of the Shares and all certificates representing any of such common stock. APT-1 and APT-2 shall each enter into a pledge agreement with OSI Holdings in the form of Exhibit F hereto.

                                   ARTICLE XI

                              EVENTS OF TERMINATION

          Section 11.1. Events of Termination. This Agreement may be terminated
(a) by mutual written agreement of the Purchasers and the Sellers or (b) by the Purchasers by written notice to the Sellers, if the conditions set forth in
Article VII hereof shall not have been complied with or performed on or prior to the Closing Date in any material respect and no Purchaser shall have materially breached any of its representations, warranties, covenants or agreements contained herein, or (c) by the Sellers by written notice to the Purchasers, if the conditions set forth in Article VIII hereof shall not have been complied with or performed on or prior to the Closing Date in any material respect and no Seller shall have materially breached any of its representations, warranties, covenants or agreements contained herein, and, in either case of clauses (b) or
(c), such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before September 21, 1995.

          Section 11.2. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 12.1 and 12.4 and as provided with respect to confidentiality in Section 6.3, which shall continue in full force and effect) shall terminate without further liability or obligation of any party to the other parties hereunder; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder or (ii) any knowing misrepresentation made by such party of any matter set forth herein.

                                   ARTICLE XII

                                  MISCELLANEOUS

          Section 12.1. Expenses. The parties acknowledge that (i) the Partnerships will bear (a) $750,000 of the Sellers' expenses related to the transactions contemplated by this Agreement and (b) $750,000 of the Purchaser's expenses related to the transactions contemplated by this Agreement and (ii) OSI Holdings will bear $1,600,000 of the Purchasers' expenses related to the transactions contemplated by this

Agreement. Such expenses shall include, without limitation, the fees and expenses of their brokers, finders, agents, representatives (including, without limitation, Goldman, Sachs & Co. and McCown De Leeuw & Co.), financial consultants, accountants and counsel. Except as provided in the previous sentence, the partes hereto shall pay all of their own expenses related to the transactions contemplated by this Agreement with the payment owed to Mr. James Paxton as a result of this transaction being deemed to be a Sellers' expense.

          Section 12.2. Governing Law. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

          Section 12.3. Captions. The Article and Section captions used herein and in the Schedules are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          Section 12.4. Publicity. Except as otherwise required by law or regulation as advised by counsel, none of the parties hereto shall issue prior to the closing any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Purchasers, on the one hand, and APT-1 and APT-2 on the other hand, to the contents and the manner of presentation and publication thereof.

          Section 12.5. Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows: if to any Purchaser to it, c/o McCown De Leeuw & Co., 101 East 52nd Street, 31st Floor, New York, New York 10022, Telecopy Number (212) 355-6283,
Attention: Mr. David E. King, with a copy to its counsel, White & Case, 1155 Avenue of the America, New York, New York 10036, Telecopy Number (212) 354-8113
Attention: Frank L. Schiff, Esq.; if to any Seller (other than APT-2) to it at Two Ravinia Drive, Suite 1750, Atlanta, Georgia 30346, Telecopy Number (770) 901-5815, Attention: Mr. Frank J. Hanna III; if to APT-2, at Two Ravinia Drive, Suite 1750, Atlanta, Georgia 30346, Telecopy Number (770) 901-5815, Attention:
David G. Hanna; with a copy in the case of any notice to any Seller to its counsel, Robert W. Grout, Esq., Troutman Sanders LLP, Nationsbank Plaza, 600 Peachtree Street, N.E., Atlanta, Georgia 30308, Telecopy Number (404) 885-3900; or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopy or mailed.

          Section 12.6. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, that each Purchaser may assign or transfer all or any portion of this Agreement to any one of its wholly-owned subsidiaries, but any such assignment shall not relieve such Purchaser of any of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

          Section 12.7. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

          Section 12.8. Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein (including the Confidentiality Agreement) which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          Section 12.9. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto.

          Section 12.10. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

          Section 12.11. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

          Section 12.12. Knowledge of a Party. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a party hereto, such party confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

          Section 12.13. Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this

Agreement accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any Person other than the respective partes to this Agreement.

           IN WITNESS WHEREOF, each Purchaser and each Seller has caused its name to be hereunto subscribed by its officer or trustee, as applicable, thereunto duly authorized all as of the day and year first above written.

                               OSI HOLDINGS CORP.

                               By  /s/ David E. King
                                 ---------------------------------
                                 Name: David E. King
                                 Title: President

                               ACCOUNT PORTFOLIOS, INC.

                               By  /s/ David E. King
                                 ---------------------------------
                                 Name: David E. King
                                 Title: President

                               ACCOUNT PORTFOLIOS G.P., INC.

                               By  /s/ David E. King
                                 ---------------------------------
                                 Name: David E. King
                                 Title: President

                               AP MANAGEMENT, INC.

                               By  /s/ David G. Hanna
                                 ---------------------------------
                                 Name: David G. Hanna
                                 Title: President

                               GSC MANAGEMENT, INC.

                               By  /s/ David G. Hanna
                                 ---------------------------------
                                 Name: David G. Hanna
                                 Title: President

                               PERIMETER CREDIT,
                               MANAGEMENT CORPORATION

                               By  /s/ David G. Hanna
                                 ---------------------------------
                                 Name: David G. Hanna
                                 Title: President

                               ACCOUNT PORTFOLIOS TRUST ONE

                               By  /s/ Frank J. Hanna III
                                 ---------------------------------
                                 Name: Frank J. Hanna III
                                 Title:  Trustee

                               ACCOUNT PORTFOLIOS TRUST TWO

                               By  /s/ David G. Hanna
                                 ---------------------------------
                                 Name: David G. Hanna
                                 Title:  Trustee